Exhibit 21

HouseRaising, Inc.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the registrant as of March 15, 2006. The state/place of incorporation or organization is noted in parentheses.

HouseRaisingAcademy, LLC (N.C. LLC)
HouseRaisingManagement, LLC (N.C. LLC)
HouseRaisingMembership, LLC (N.C. LLC)
HouseRaisingUSA, LLC (Delaware LLC)
HouseRaising of Greater Charlotte, LLC (N.C. LLC)
HouseRaising of Asheville, LLC (N.C. LLC)
HouseRaising of Charleston, LLC (S.C. LLC)
HouseRaising of Columbia, LLC (S.C. LLC)
HouseRaising of Greenville, LLC (S.C. LLC)
HouseRaising of Myrtle Beach, LLC (S.C. LLC)
HouseRaising of Wilmington, LLC (N.C. LLC)
HouseRaising of the Gulf Coast, LLC (M.S. LLC)